UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On November 17, 2025, the Hartman Group distributed the following letter to shareholders:

The Pattern Continues: More Value Destruction

November 17, 2025

Dear Shareholder,

After six postponements of your court-ordered shareholder meeting and over a year of watching your investment value decline, I want to make sure that you receive all the information about Silver Star Properties that you deserve to know as a shareholder.

Court Denies Silver Star's Latest Delay Tactic

On November 13, 2025, the Maryland Circuit Court denied Silver Star's “Emergency Motion” to further extend the deadline for the annual meeting of stockholders. The court’s order confirms that Silver Star’s Board of Directors had no valid basis for cancelling the annual meeting scheduled for October 20, 2025.

Walgreens Properties and Legacy Assets at Risk

The Walgreens lender has taken aggressive collection actions against Silver Star. According to Silver Star's own filings the lender is exercising "cash management" rights that threaten the company's ability to operate. Silver Star had to obtain a temporary restraining order just to retain $1.5 million in operating capital.

What Silver Star has not clearly disclosed to shareholders: that legacy assets have been pledged as additional collateral to the Walgreens lender, putting additional properties at risk beyond the Walgreens portfolio itself.

Silver Star Board Members - The Handwriting is on the Wall

Jack Tompkins and Jim Still need to resign before it is too late. With Gerald Haddock, they have presided over the destruction of shareholder value and continued to delay the court-ordered annual meeting.

Haddock's actions demonstrate a clear pattern: he is willing to destroy shareholder value to avoid accountability. His "burn the house down" mentality is evident in every decision. Rather than admit mistakes and work to preserve what remains, he continues to spend shareholder money fighting legal battles designed solely to maintain his control and avoid personal liability.

This is not leadership - this is desperation from someone willing to sacrifice shareholder value to benefit himself.

The Pattern is Clear

•	Destruction of shareholder value: 75% of the value lost in 33 months

•	Refusal to hold court-ordered annual meeting

•	Fire-sale of properties as occupancy collapses from 83% to 56.7%

•	Concealment of material information from shareholders

•	No audited financial statements provided for fiscal years 2023 and 2024

Demand Accountability

Contact the board members and demand they comply with the court's order.

Gerald Haddock
Email: Gerald@haddockinvestments.com
Phone: 817-307-5146

Jim Still
Email: jim.still@rdcadvisors.com
Phone: 267-226-0241

Jack Tompkins
Email: jtompkins@artaequity.com
Phone: 713-817-3515

In December of 2022 the value of the company was $412M and according to Silver Star’s call on October 6, 2025, the current value has dropped to $92M in September 2025, totaling a $320M decline in value.

Board members need to resign today while there is still value left.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

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Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.